Exhibit 10.89

                            U.S. ENERGY SYSTEMS, INC.
                    2003 CORPORATE DEVELOPMENT INCENTIVE PLAN
            Approved by the Compensation Committee on March 19, 2003

1 - Plan Objectives

The following documents an incentive plan to recognize and reward employees who make positive contributions to U.S. Energy Systems growth and profitability goals through corporate development, including the development, acquisition, monetization or sale of projects, assets or investments..

This plan is designed to provide an incentive for employees to increase sales, revenues and income by developing or acquiring projects and assets, and to increase liquidity by monetizing or selling assets or investments. This incentive plan is independent from and additive to other U.S. Energy Systems compensation plans for which employees may be eligible except that employees cannot benefit twice from the same accomplishment.

2 - Eligible Employees

This plan is primarily structured to motivate and reward those employees involved in the corporate development activities. However, all U.S. Energy Systems employees are eligible to participate, as there may be occasions when engineering, legal, tax or other corporate and/or other operating unit employees play a role in closing a deal.

Receipt of awards under the Plan shall be limited to individuals employed by the Company on the date of awards.

3 - Plan Awards

Individual employees or a team of employees, who make positive contributions to U.S. Energy Systems growth and profitability goals through corporate development, including the development, acquisition, monetization or sale of projects, assets or investments, will be eligible to receive a cash award for their accomplishments.

3.1 For corporate development involving the development or acquisition of projects, assets or investments, the bonus award will be calculated based on the anticipated net present value of the after tax cash flow with consideration for the following items among other things:

      -     Certainty and risk of the transaction.

      - Other intangible attributes and benefits gained as a result of the transaction.

3.2 For corporate development involving the monetization or sale of assets, projects or investments, the bonus award will be calculated based on the anticipated present value of the net proceeds to the Company (after repayment of debt and transaction costs) with consideration for the following items among other things:

      -     Net cash consideration paid to the Company

      -     Value of non-cash consideration

      -     Risk associated with deferred consideration

      -     Book value of asset or investment

4 - Plan Administration

The Plan will be administered by the CEO and the President. Awards under the Plan will be made by the Compensation Committee of the Board of Directors. Award recommendations will be made to the Compensation Committee of the Board by an Awards Committee that will include three senior managers of the company, including the CEO.

5 - Awards Procedures

1. The employee leading the corporate development effort will make nominations for awards under this plan.

2.    The nominations shall be sent to the Awards Committee and shall include:

      -     A memorandum describing the transaction

      -     A copy of the transaction documents

      -     A calculation of the Net Present Value or Present Value to the
            Company

      -     A financial proforma reflecting future cash flow, where applicable

      - Identification of other tangible and intangible benefits to the Company.

      - Identification of the employee/employees recommended for the award and the proposed incentive percentage for each employee

3. The Awards Committee will make recommendations to the Compensation Committee of the Board, which will make the awards in accordance with this plan.

6 - Awards Determination

6.1 For corporate development involving the development or acquisition of projects , assets or investments, the bonus award will be calculated based on the anticipated Net Present Value of the after tax cash flow to the company.

The total dollar value of the award will be 4% of the NPV of the after tax Free Cash Flow, discounted at the risk-adjusted WACC (Weighted Average Cost of Capital) (typically 7.5% - 9.5%) for the project, as per the proforma approved by the Board at the time of the transaction, and incorporating all aspects of the transaction. The WACC will be determined for each project, using CAPM (Capital Assets Pricing Model) and Miller-Modigliani, as included in the proforma approved by the Board.

6.2 For corporate development involving the monetization or sale of assets, projects or investments, the bonus award will be calculated based on the anticipated present value of the net proceeds to the Company net of debt repayment and transaction costs, with consideration for the following items:

The total dollar value of the award will be a percentage of the anticipated present value of the consideration, with any deferred consideration discounted at the risk-adjusted WACC (typically 7.5% - 9.5%) for the asset or investment:

      -     2% of the net proceeds up to net book value

      -     4% of the net proceeds in excess of book value

6.3 The award will be distributed to one or more employees who were responsible for the achievement or contributed to the success in relation to each employee's relative contribution and considering any other compensation that the employee may receive for the same achievement. The final allocation of the award between the employees will be recommended by the Awards Committee and determined by the Compensation Committee of the Board.

7 - Awards Distribution Timing

All nominations for awards will be acted upon within 30 days following submittal to the CEO and the President.

7.1 For corporate development involving the development or acquisition of projects or assets, the bonus award will be distributed as follow:

      -     Step 1: 50% at transaction closing

      - Step 2: 30% at commercial operation of the new asset, project or asset or project underlying an investment (after plant acceptance) and after true up of the NPV that was used for the initial bonus, by taking into account the actual construction cost and other potential changes in the project. The second award will be the difference between 80% of the revised bonus and the step 1 distributed bonus. In the case of a transaction involving assets or projects in commercial operation at the time of closing, Step 2 award distribution shall be paid at closing.

      - Step 3: 20% after one year of operation in the case of assets or projects to be developed and after one year from closing in the case of assets or projects in operation at the time of closing, and after true up of the NPV that was used for the second bonus, by taking into account the actual operating cost and other potential changes in the project. The third award will be the difference between the new revised bonus and step 1 plus step 2 distributed bonuses.

For projects, assets or investments with expected sales growth, the three NPV calculations above will be done, for each step, with sales corresponding to signed underlying contracts at that time, and not including additional, not yet executed, contracts that were expected in the initial proforma approved by the Board.

7.2 For corporate development involving the monetization or sale of assets or investments, the bonus award will be distributed as follow:

      - Step 1: The percentage of the award equal to the percentage of the net proceeds paid at closing, will be paid at the time of closing

      - Step 2: The remaining portion of the award relating to the deferred consideration will be paid one year after closing, and after true up of the present value calculation that was used to determine the initial award. Net proceeds paid into escrow at closing shall be considered deferred consideration.

8 - Other Plan Features

The Company reserves the right to terminate or amend the plan to any extent and in any manner at any time at the Company's sole discretion.

Eligibility or participation in the Plan does not imply nor constitute any type of an employment agreement between the participant and the Company.

This 2003 Corporate Development Incentive Plan applies to projects, assets or investments acquired, initiated, sold or monetized on or after April 1, 2003.

                                      # # #